UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

Filed by the Registrant ☒              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CarMax, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Definitive Proxy Statement for Annual Meeting of Shareholders
To Be Held on Tuesday, June 28, 2022

This proxy statement supplement (the “Proxy Supplement”) amends and updates our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on May 10, 2022 regarding the 2022 Annual Meeting of Shareholders of CarMax, Inc. (“CarMax” or the “Company”) to be held on June 28, 2022 virtually at www.virtualshareholdermeeting.com/KMX2022 (the “Annual Meeting”). Except as amended or updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote.

The purpose of this Proxy Supplement is to inform you that Pietro Satriano, one of the members of our board of directors (the “Board”) who is standing for reelection, ceased to be the Chief Executive Officer of US Foods Holding Corp. (“US Foods”) as of May 10, 2022 and will not stand for reelection to US Foods’ board of directors at its 2022 annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, which require any director who has a substantial change in principal employment or responsibility to tender his or her resignation from the Board, Mr. Satriano tendered his resignation from the Board. On May 18, 2022, upon recommendation of the Nominating and Governance Committee of the Board, the Board determined that Mr. Satriano’s continued service on the Board is in CarMax’s best interest and decided not to accept his tendered resignation. The Board also reaffirmed, with the recommendation of the Nominating and Governance Committee, Mr. Satriano’s nomination to stand for election as a director at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

By order of the Board of Directors,

John M. Stuckey, III
Vice President, Deputy General Counsel
and Corporate Secretary

May 20, 2022